                                                            Exhibit (4)(c)(2)
                          REVOLVING CREDIT NOTE

$ 20,000,000.00                                     Philadelphia, Pennsylvania
                                                               August 15, 1995


     FOR VALUE RECEIVED, the undersigned, B.B. WALKER COMPANY, a Delaware corporation (the "BORROWER"), promises to pay to the order of MELLON BANK, N.A. (the "LENDER") on or before the Revolving Credit Maturity Date, and at such earlier dates as may be required by the Agreement (as defined below), (i) the principal sum of Twenty Million Dollars ($20,000,000.00) or (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower from time to time pursuant to the Agreement. The Borrower further promises to pay to the order of the Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate or rates per annum determined pursuant to the Agreement, payable on the dates set forth in the Agreement.

     This Note is the "Revolving Credit Note" referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of August 15, 1995, by and among the Borrower and the Lender (as the same may be amended, modified or supplemented from time to time, the "AGREEMENT"), which among other things provides for the acceleration of the maturity hereof upon occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions. Terms defined in the Agreement and not otherwise defined in this Note have the same meanings herein as specified in the Agreement.

     This Note is secured by and is entitled to the benefits of the Liens granted by the Security Documents referred to in the Agreement.

     The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

     This Note shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of choice of law.


                                       B.B. WALKER COMPANY

                                       KENT T. ANDERSON
                                       --------------------------
                                       Kent T. Anderson
                                       President